EQ ADVISORS TRUST
EQ/AXP NEW DIMENSIONS PORTFOLIO
EQ/AXP STRATEGY AGGRESSIVE PORTFOLIO

MEETING OF SHAREHOLDERS

JULY 8, 2002

REPORT OF INSPECTORS OF ELECTION AND BALLOTS



To the Secretary of the Meeting of Shareholders of:  EQ/AXP New
Dimensions Portfolio and EQ/AXP Strategy Aggressive Portfolio
(the "Portfolios").

	The undersigned Inspectors of Election and Ballots, having been duly qualified, do hereby certify that for the Meeting of Shareholders of the Portfolios, held at the offices of The
Equitable Life Assurance Society of the United States, 1290
Avenue of the Americas, New York, New York, on Monday, July 8,
2002 at 10:00 a.m., we have conducted the balloting by the holders of the shares of each of the Portfolios.
	We further certify that the results of such balloting are set forth on the attached Shareholder Voting Report with respect to the proposal.
	IN TESTIMONY WHEREOF, we have hereunto set our hand this 8th day of July, 2002.

							/s/ Peter Suhr
							Peter Suhr
							Inspector of Election and
Ballots


							/s/ Roxanne LoGrande
							Roxanne LoGrande
							Inspector of Election and
Ballots

Proxy Vote Results (Unaudited)
On July 8, 2002, the shareholders of the EQ/AXP New Dimensions Portfolio approved the Plan pursuant to which, the Portfolio is to be merged with EQ/Capital Guardian U.S. Equity Portfolio at the close of business on July 12, 2002. The results of the shareholder vote are as follows:

For 			Against		Authority Withheld
2,726,586 		219,582 			223,604

On July 8, 2002, the shareholders of the EQ/AXP Strategy
Aggressive Portfolio approved the Plan pursuant to which, the Portfolio is to be merged with EQ/Alliance Small Cap Growth
Portfolio at the close of business on July 12, 2002. The results of the shareholder vote are as follows:

For 			Against		Authority Withheld
3,669,655 		309,041 			212,319



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123663 v2 - report of inspector of election and ballots
123663 v4